United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy statement pursuant to section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under sec. 240.14a-12

AMBASSADORS INTERNATIONAL, INC.

  (Name of Registrant as specified in its charter)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4. Proposed maximum aggregate value of transaction:

5. Total fee paid:

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2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

1071 Camelback Street
Newport Beach, California 92660

April 30, 2009

To our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “annual meeting”) of Ambassadors International, Inc. which will be held at 10:00 a.m., local time, on Tuesday, June 9, 2009, at 1071 Camelback Street, Newport Beach, California 92660. All holders of our outstanding common stock as of the close of business on April 23, 2009, are entitled to vote at the annual meeting. Enclosed is a copy of the notice of annual meeting of stockholders, proxy statement and proxy.

We hope that you will be able to attend the annual meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the proxy in the enclosed envelope in order to make certain that your shares will be represented at the annual meeting.

Sincerely,
Arthur A. Rodney
Chairman

AMBASSADORS INTERNATIONAL, INC.
1071 Camelback Street
Newport Beach, California 92660

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, June 9, 2009

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders of Ambassadors International, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Tuesday, June 9, 2009, at 1071 Camelback Street, Newport Beach, California 92660 for the following purposes:

1. To elect one (1) Class II director to hold office for a three-year term and until his respective successor is elected and qualified.

2. To consider and approve an amendment to the Company’s Certificate of Incorporation to (i) effectuate a reverse split of our issued and outstanding shares of common stock at a ratio of either 1-for-3 or 1-for-4, with any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share, and (ii) to proportionately reduce the total number of shares of Common Stock that the Company is authorized to issue.

3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors has fixed the close of business on April 23, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and all adjourned meetings thereof. Only holders of our common stock at the close of business on the record date are entitled to vote at the meeting. Stockholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

Notice of internet availability of proxy materials: You may view the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, this notice of annual meeting of stockholders, the proxy statement and proxy card online at https://materials.proxyvote.com/021378.

By Order of the Board of Directors
Corporate Secretary

Dated: April 30, 2009

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

AMBASSADORS INTERNATIONAL, INC.
1071 Camelback Street
Newport Beach, California 92660

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Ambassadors International, Inc. (“Ambassadors,” “we,” “our” or “us”) for use at the 2009 annual meeting of stockholders to be held at 10:00 a.m., local time, on Tuesday, June 9, 2009, at 1071 Camelback Street, Newport Beach, California 92660, and at any adjournment thereof. It is anticipated that this proxy statement and accompanying proxy will be mailed on or about April 30, 2009, to all stockholders entitled to vote at the annual meeting. When your proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon.

At the close of business on April 23, 2009, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had issued and outstanding 11,177,267 shares of common stock, $0.01 par value per share. Each share of our common stock entitles the holder of record thereof to one vote on any matter coming before the annual meeting. Only stockholders of record at the close of business on April 23, 2009, are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

Voting

You may vote by attending the annual meeting and voting in person. You may also vote by completing and mailing the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name,” which means shares that are held of record by a broker, bank or other nominee. If you hold your shares of our common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us by following the instructions on the enclosed proxy card. If you hold your shares of our common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement.

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in street name and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by delivering a written notice to our Corporate Secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked, or by signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy. In addition, a stockholder of record attending the annual meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the annual meeting will not of itself revoke the proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660, Attention: Corporate Secretary.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

The enclosed proxy, when properly signed, also confers discretionary authority with respect to amendments or variations to the matters identified in the notice of annual meeting and with respect to other matters which may be properly brought before the annual meeting. At the time of printing this proxy statement, our management is not aware of any other matters to be presented for action at the annual meeting. If, however, other matters which are not now known to our management should properly come before the annual meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of our board of directors. Our board of directors is recommending a vote “FOR” the director nominee and “FOR” the Reverse Stock Split Amendment.

Quorum and Vote Required

Under Delaware law and our bylaws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders. Shares of our common stock represented in person or proxy (regardless of whether the proxy has authority to vote on all matters), as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting.

Brokers or other nominees who hold shares of our common stock in street name for a beneficial owner of those shares generally have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. Broker non-votes are shares of voting stock held in record name by brokers and nominees concerning which: (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy or has executed a proxy and otherwise notified us that it does not have authority to vote on such shares.

For Proposal 1, a director will be elected by a plurality of the votes of the shares present in person or proxy at the meeting and entitled to vote on the election of directors, which means that the nominee receiving the highest number of affirmative votes of the shares entitled to be voted will be elected. This means that the nominee for Class II director receiving the highest number of votes will be elected as Class II director. Brokers generally have discretionary authority to vote on the election of directors. Thus, broker non-votes are not likely to result from the vote on the election of directors. Any broker non-vote or abstention will not have an effect on the election of directors.

For Proposal 2, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will be required to approve the Reverse Stock Split Amendment. Brokers do not have discretionary authority to vote on the Reverse Stock Split Amendment. Abstentions and broker non-votes will have the same effect as voting against this proposal, because an absolute number of affirmative votes is required, regardless of how many votes are cast, and abstentions and broker non-votes are not affirmative votes.

Solicitation

We will pay the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling, and mailing the proxy solicitation materials. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Proxies may be solicited personally, by mail, or by telephone, by directors, officers, and regular employees of Ambassadors who will not be additionally compensated therefore.

The matters to be considered and acted upon at the annual meeting are referred to in the preceding notice and are more fully discussed below.

PROPOSAL 1

ELECTION OF DIRECTOR

We have a classified board of directors consisting of four directors, divided as equally as possible into three classes. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on that annual meeting date.

At this year’s annual meeting, one Class II director is to be elected. Based upon the recommendation of our Compensation and Nominating Committee, our board of directors has nominated for re-election at the annual meeting as Class II director the incumbent director in that Class: Daniel J. Englander. The enclosed proxy will be voted in favor of this individual unless other instructions are given. If elected, the nominee will serve as director until our annual meeting of stockholders in the year 2012, and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as our board of directors may designate.

Set forth below is information as of April 23, 2009 regarding each nominee and each person whose term of office as a director will continue after the annual meeting as of the record date.

			Director	Term
Name	Position with Company	Age	Since	Expires

Class II Director, currently standing for re-election:
Daniel J. Englander(1)(3)(4)	Director	39	2008	2009
Class I Directors, whose term expires at the annual meeting to be held in 2010:
J. Hale Hoak(3)(4)	Director	34	2008	2010
Class III Directors, whose term expires at the annual meeting to be held in 2011:
Rafer L. Johnson(1)(2)(3)	Director	73	1995	2011
Arthur A. Rodney(2)	Director	66	2008	2011

(1)	Member of Compensation and Nominating Committee

(2)	Member of Governance Committee

(3)	Member of Audit Committee

(4)	Appointed to the board of directors on November 12, 2008

Director Biographical Information

Class II Director Nominee Standing for Re- Election for a Three-Year Term Expiring at the 2012 Annual Meeting

Daniel J. Englander has served as director since November 2008. Mr. Englander is the founder and currently the Managing Partner of Ursula Investors, an investment partnership founded in 2004. Prior to Ursula Investors, Mr. Englander served as a Managing Director of Allen & Company where he was employed for a period of 12 years. Mr. Englander has over 15 years of Wall Street experience and is a graduate of Yale University. Mr. Englander is currently on the Board of Directors of America’s Car-Mart, Inc. and Copart, Inc.

Our board of directors unanimously recommends that you vote “FOR” the director nominee.

Class I Director Continuing Until the 2010 Annual Meeting

J. Hale Hoak has served as a director since November 2008. Mr. Hoak has served as the President of Hoak & Company since May 2004, an investment firm that seeks to invest its capital in public and private securities, as well as other funds and investment vehicles. Prior to May 2004, and since 2000, Mr. Hoak was employed at Inwood Capital Partners. Mr. Hoak has over 12 years of investment experience with a focus on small and middle market deals. Mr. Hoak received his Bachelors of Science in Business from Miami University of Ohio. Mr. Hoak serves on the Board of Mustang Gas Compressions, LLC and is a former Board Member of Broadcast Electronics, Inc.

Class III Directors Continuing Until the 2011 Annual Meeting

Rafer L. Johnson has served as a director since 1995.  Mr. Johnson is a world and Olympic record holder in the decathlon. Mr. Johnson devotes a substantial amount of his time to mentally and physically handicapped children and adults. He has been associated with California Special Olympics since its inception in 1969, served as the president of its board of directors for 10 years from 1982 to 1992, and currently is Chairman of its board of governors and has been since 1992. He has been appointed to national and international foundations and presidential commissions, with a concentration on youth development, including service with the Amateur Athletic Foundation and Kids In Sports. Mr. Johnson also is and has been national head coach for Special Olympics International and a member of its board of directors. In addition, Mr. Johnson serves on a variety of private special boards and committees in the worlds of sports and community services. Mr. Johnson also serves as a director of Ambassadors Group, Inc.

Arthur A. Rodney has served as a director since April 2008 and has served as our Interim Chief Executive Officer since April 14, 2009. Mr. Rodney been in the cruise industry for over 30 years. He served as Chief Financial Officer and President of Princess Cruises from 1970 to 1986. Mr. Rodney then created Crystal Cruises, a luxury cruise line, for a large Japanese shipping company and served as its President from 1987 until 1994. In 1994, at its request to develop and oversee the operations of two large cruise ships, Mr. Rodney joined The Walt Disney Company. He served as President of Disney Cruise Line until the end of 1999. From 2000, Mr. Rodney has been an independent consultant. Mr. Rodney holds licenses in New York and California as a Certified Public Accountant.

There are no arrangements or understandings known to us between any of our directors or nominees for director and any other person pursuant to which any such person was or is to be elected a director.

PROPOSAL 2

APPROVAL TO AMEND OUR CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE
THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

General

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to effect either a reserve stock split at a ratio of either one-for-three or one-for-four, with any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share, in the form set forth in Appendix A to this proxy statement (the “Reverse Stock Split Amendment”). A vote FOR this Proposal 2 will constitute approval of the Reverse Stock Split Amendment providing for the combination of either three (3) or four (4) shares of common stock into one share of common stock and will grant our board of directors the authority to select which of the approved exchange ratios will be implemented. If our stockholders approve this proposal, our board of directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of our stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment. If, however, the Reverse Stock Split Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on June 9, 2010, the board of directors will abandon the Reverse Stock Split Amendment. If the reverse stock split is implemented, the Reverse Stock Split Amendment also would proportionately reduce the number of authorized shares of our common stock but would not change the par value of a share of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Our board of directors believes that stockholder approval of two alternative exchange ratios (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve Proposal 2, the reverse stock split will be effected, if at all, only upon a determination by the board of directors that the reverse stock split is in the company’s and the stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the board of directors will set the time for such a split and select one of the two alternative ratios. These determinations will be made by the board of directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

The board of directors reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the company and its stockholders.

Purpose of the Reverse Stock Split Amendment

Our common stock currently trades on the Nasdaq Global Select Market under the symbol “AMIE”. The Nasdaq Global Select Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that a company’s common stock have a closing bid price that is greater than or equal to $1.00 per share. As of the date hereof, Nasdaq has suspended the minimum $1.00 closing bid price requirement until July 19, 2009 and enforcement of this rule is currently scheduled to resume on July 20, 2009.

Currently, we meet all of the Nasdaq Global Select Market’s continued listing criteria, other than the minimum bid price requirement. November 28, 2008 is the last day our common stock traded at or above $1.00 per share. If the bid price of our common stock closes below the minimum $1.00 per share required for continued listing by Nasdaq for thirty consecutive business days after July 20, 2009 (unless Nasdaq further extends suspension of the rule), Nasdaq will notify us and provide us an initial period of 180 calendar days to regain compliance. We believe that approval of this proposal would significantly reduce our risk of not meeting this continued listing standard in the future.

The purpose of the reverse stock split is to increase the per share trading value of our common stock. Our board of directors intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock, and only if the implementation of a reverse stock split is determined by the board of directors to be in the best interests of the company and its stockholders. Our board of directors may exercise its discretion not to implement a reverse stock split.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. Any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the company (subject to the treatment of fractional shares). In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•	depending on the ratio for the reverse stock split selected by our board of directors, each three (3) or four (4) shares of common stock owned by a stockholder, as determined by the board of directors, will be combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share;

•	the number of shares of common stock issued and outstanding will be reduced from approximately 11.2 million shares to either approximately 3.7 million shares or approximately 2.8 million shares, depending upon the reverse stock split ratio selected by the board of directors;

•	the number of authorized shares of common stock will be reduced from 40 million to either approximately 13.3 million shares or 10 million shares, depending upon the reverse stock split ratio chosen by the board of directors.

•	based upon the reverse stock split ratio selected by our board of directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding convertible notes, options, restricted stock awards, restricted stock units, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by our board of directors.

Our authorized capital stock currently consists of 40,000,000 shares of common stock, par value $0.01, and two million shares of undesignated preferred stock, $0.01 par value. As of April 23, 2009, we had 11,177,267 shares of common stock issued and outstanding, no shares of preferred stock issued and outstanding and 3,016,342 shares of common stock reserved for issuance under outstanding convertible notes, options and warrants.

The table below illustrates the effect, as of April 23, 2009, of a reverse stock split at the two possible ratios on (i) the reduced number of total authorized shares of common stock under our certificate of incorporation (ii) the shares of common stock outstanding, (iii) the shares of common stock reserved for issuance, and (iv) the resulting number of shares of common stock available for issuance (after the number of shares of common stock reserved for issuance is taken into account):

		Approximate
	Total	Number of	Approximate Number of	Approximate Number of
	Authorized	Shares of	Shares of Common	Shares of Common Stock
	Shares of	Common Stock	Stock Reserved for	Available for Issuance
	Common Stock	Outstanding*	Issuance*	(% of total authorized)*

One-for-three stock split is approved	13,333,334	3,725,756	1,005,447	8,602,130 (64.52%)
One-for-four stock split is approved	10,000,000	2,794,317	754,086	6,451,598 (64.52%)

*	Subject to the treatment of fractional shares

Certain Risks Associated with the Reverse Stock Split

•	If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the reverse stock split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

•	There can be no assurance that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on April 22, 2009 of $0.73 per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-four, there can be no assurance that the post-split market price of our common stock would be $2.92 or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Our board of directors intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the reverse stock split is determined by the board of directors to be in the best interests of the company and its stockholders.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time, (the “Effective Time”) on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our board of directors.

After the Effective Time, our common stock will each have new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Exchange Act. Our common stock will continue to be listed on the Nasdaq Global Select Market under the symbol “AMIE”, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Board Discretion to Implement the Reverse Stock Split Amendment

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by our board of directors that a reverse stock split (at a ratio determined by the board of directors as described above) is in the best interests of the company and the stockholders. The board of director’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including, but not limited to:

•	existing and expected marketability and liquidity of our common stock;

•	prevailing market conditions;

•	the likely effect on the market price of our common stock; and

•	the status of NASDAQ’s listing criteria.

If our board of directors determines to effect the reverse stock split, the board of directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock. The primary factor considered will be the market price of our common stock.

Fractional Shares

Our stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share.

Effect on Beneficial Holders of Common Stock (i.e. stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the reverse stock split to holders of our common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of our outstanding stock;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of the reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of our common stock are urged to consult with their own tax advisors as to the tax consequences of the reverse stock split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

A U.S. holder will not recognize any gain or loss as a result of the reverse stock split.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the common stock received in the reverse stock split will equal such stockholder’s aggregate tax basis in our common stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-reverse stock split common stock for which cash is received. The holding period for the shares of our common stock received in the reverse stock split generally will include the holding period for the shares of our common stock exchanged therefor.

Required Vote and Recommendation

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will be required to approve the Reverse Stock Split Amendment.

The board of directors unanimously recommends a vote “FOR” the proposal to amend our certificate of incorporation to (i) effect a reverse stock split at a ratio of either one-for-three or one-for-four any time prior to June 9, 2010, with the exact ratio to be determined by our board of directors and (ii) proportionately reduce the number of authorized shares as set forth in Proposal 2.

OTHER BUSINESS

We do not know of any other business to be presented to the annual meeting and do not intend to bring any other matters before such meeting. If any other matters properly do come before the annual meeting, however, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

CORPORATE GOVERNANCE

We believe that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission (“SEC”) and the new listing standards of the NASDAQ Global Market.

Our board of directors maintains a code of ethics and conduct that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found on our website at www.ambassadors.com/investor. You may also obtain a copy of the code of ethics and conduct and other information regarding our corporate governance practices by writing to our Corporate Secretary, at Ambassadors International, Inc., 2101 Fourth Avenue, Suite 201, Seattle, Washington 98121. We intend to timely disclose any amendments to or waivers of certain provisions of our code of ethics and conduct applicable to our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and other senior financial officers on our website at www.ambassadors.com/investor.

Determination of Independence of Directors

Under the listing standards of the NASDAQ Global Market, a director qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with us (either directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In February 2009, our board of directors undertook its annual review of director independence. During this review, our board of directors considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “Election of Directors — Director Biographical Information” above. In making independence determinations, our board of directors considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. The purpose of these reviews is to determine whether any such relationships or transactions would interfere with the director’s independent judgment, and therefore be inconsistent with a determination that the director is independent.

As a result of its review, our board of directors has affirmatively determined that the nominee for election and all of the continuing directors, except for Arthur Rodney, are independent. As of April 14, 2009, Auther Rodney is not an independent director because he serves as our interim chief executive officer.

Our independent directors regularly meet in executive sessions. In 2008, the independent directors met four times in executive session. At each executive session, our board of directors elects one director to lead the session.

Meetings of the Board of Directors and Committees of the Board of Directors

During 2008, there were seven meetings of our board of directors. Our board of directors has a standing Audit Committee, Compensation and Nominating Committee and Governance Committee. The members of each committee are selected by the majority vote of our board of directors. Each director attended 75% or more of the aggregate of the total board of directors meetings and his or her committee meetings in 2008. We have a policy that our directors attend the annual meeting of our stockholders. All of our ten directors then in office attended the 2008 annual meeting. Our board of directors has adopted written charters for our Audit Committee, Compensation and Nominating Committee and Governance Committee, each of which is available at our website at www.ambassadors.com/investor. In addition, the charter for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Audit Committee

J. Hale Hoak (chairman), Dan Englander and Rafer Johnson are the members of our Audit Committee. In addition to all members of this committee being determined to be independent, our board of directors has determined that Messrs. Englander and Hoak qualify as “audit committee financial experts” under the rules of the SEC, and that Messrs. Englander, Hoak and Johnson meet the financial sophistication requirement rules of the NASDAQ Global Market, and are independent under the requirements of the rules of the SEC. The Audit Committee selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by and fees paid to the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and any non-audit fees and reviews the adequacy of our internal accounting controls and financial management practices. The Audit Committee has reviewed and reassessed the adequacy of the Audit Committee charter on an annual basis. The Audit Committee met seven times during 2008.

Compensation and Nominating Committee

In March 2005, our board of directors formed the Compensation, Nominating and Governance Committee. Prior to that time, the Compensation Committee performed the nominating and related governance functions of our board of directors. In August 2005, our board of directors determined that the Compensation, Nominating and Governance Committee shall be split into two separate committees known as the Compensation and Nominating Committee and the Corporate Governance Committee. Dan Englander (chairman) and Rafer L. Johnson are the members of the Compensation and Nominating Committee. Our board of directors has determined that each of the members of the Compensation and Nominating Committee qualifies as an independent director. This committee is responsible for determining compensation for our executive officers and for administering both the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and the 2005 Incentive Award Plan of Ambassadors International, Inc. The Compensation and Nominating Committee also identifies individuals qualified to be members of our board of directors and its committees, recommends to our board of directors the slate of directors to be nominated by our board of directors at the annual stockholders meeting and recommends any director to fill a vacancy on our board of directors. The Compensation and Nominating Committee met four times in 2008.

Compensation decisions for our executive officers and our directors are made by the Compensation and Nominating Committee. Our Chief Executive Officer makes recommendations to the Compensation and Nominating Committee on equity compensation to our employees and executive officers (other than the Chief Executive Officer). All decisions regarding equity compensation to our executive officers, employees and directors are made by the Compensation and Nominating Committee. The Compensation and Nominating Committee engaged the firm of Strategic Consulting Group as its independent compensation consultant to assist in the development and evaluation of compensation policies and the Compensation and Nominating Committee’s determinations of compensation awards. The role of Strategic Consulting Group is to provide independent, third-party advice and expertise on executive compensation issues. The compensation consultant reports primarily to and works directly with our Compensation and Nominating Committee, through its chair.

Governance Committee

In August 2005, our board of directors formed the Governance Committee and its sole current member is Rafer L. Johnson. This committee is responsible for advising management on business matters, making recommendations on the frequency and structure of our board of directors meetings, assisting our board of directors in proposing committee assignments, including committee memberships and chairs, and periodically reviewing our Bylaws and our overall governance. The Governance Committee met three times in 2008.

Board Nominations

Director candidates are nominated by our Compensation and Nominating Committee. The Compensation and Nominating Committee does not impose any specific, minimum qualifications that must be met by director nominees, but rather the Compensation and Nominating Committee will consider candidates based upon their: (i) business and financial experience, such as serving as an executive officer or former executive officer of a publicly held company in our industry or otherwise, (ii) personal characteristics, such as integrity, ethics and values, (iii) expertise that is complementary to the background and experience of our other board of directors members, (iv) experience as a board member of another publicly held company, (v) willingness to devote the required amount of time to carrying out the duties and responsibilities of board of directors membership, (vi) willingness to objectively appraise management performance, (vii) academic expertise in an area of our operations, (viii) practical and mature business judgment and (ix) any such other qualifications our Compensation and Nominating Committee deems necessary to ascertain the candidate’s ability to serve on our board of directors.

The Compensation and Nominating Committee will consider nominee recommendations from stockholders, only if the recommendation is received not later than December 15, 2009, from a security holder or group of security holders that beneficially owns more than five percent (5%) of our outstanding common stock for at least one year as of the date the recommendation is made. A stockholder interested in recommending a director candidate may do so by mailing the candidate’s detailed resume and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors. The stockholder must also provide biographical information similar to what is required to be disclosed in a proxy statement. In addition, the stockholder must include the consent of the candidate to serve as director if elected and must describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of his or her holding of our common stock. We may request from the recommending stockholder such other information as we deem necessary to evaluate the stockholder nominee. All communications are to be directed to the chairman of the Compensation and Nominating Committee at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660. The Compensation and Nominating Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Compensation and Nominating Committee.

The Compensation and Nominating Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) the director’s overall effectiveness; and (ii) whether changes in employment status, health, community activity or other factors may impair the director’s continuing contributions to our board of directors.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on April 23, 2009, based on 11,177,267 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director, director nominee and named executive officer; (iii) our current executive officers; and (vi) all current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

	Amount and Nature		Percent of
	of Beneficial		Class of
	Ownership of		Common
Name of Beneficial Owner	Common Stock(1)		Stock

Current Directors, Nominees, Current Executive Officers and Named Executive Officers#
Joseph J. Ueberroth(2)	726,163	(3)	6.28%
Laura L. Tuthill(4)	103,700	(5)	*
Joseph G. McCarthy	218,500	(6)	1.94%
Mark Detillion(7)	—		—
Rafer L. Johnson	6,000		*
Arthur A. Rodney	800		*
J. Hale Hoak	1,111,110	(8)	9.06%
Daniel J. Englander	223,244	(9)	2.00%
All current directors and executive officers as a group (6 people as a group)	1,559,654	(10)	12.6%
Other 5% Beneficial Owners
Peter V. Ueberroth	1,301,000		11.64%
Ashford Capital Management, Inc.(11)	1,395,165		12.48%
Hoak Public Equities L.P.(12)	1,090,466		8.36%
Spencer Capital Management, Inc.(13)	570,951		5.12%
T2 Partners Management, LP(14)	776,709		6.95%
Whippoorwill Associates, Inc.(15)	728,865	(16)	6.21%

#	The address for each of the following individuals is 1071 Camelback Street, Newport Beach, California 92660.

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which are purchasable under options which are currently exercisable or which will become exercisable no later than 60 days after April 23, 2009 which are indicated in the footnotes, are deemed outstanding for computing the percentage of shares held by the person holding such options but are not deemed outstanding for computing the percentage of shares held by any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Each of the named executive officers’ shares owned includes shares of restricted stock, as indicated in footnotes. The holders of our restricted stock are entitled to vote and receive dividends, if declared, on the shares of our common stock covered by the restricted stock grant.

(2)	Mr. Ueberroth resigned as our President and Chief Executive Officer on April 1, 2009.

(3)	Includes 391,617 shares of our common stock issuable upon exercise of options and 86,926 shares of our common stock owned by the Ueberroth Community Trust over which Mr. Ueberroth has shared voting power.

(4)	Ms. Tuthill resigned as our Chief Financial Officer effective March 31, 2009.

(5)	Includes 38,000 shares of our common stock issuable upon exercise of options.

(6)	Includes 106,500 shares of our common stock issuable upon exercise of options.

(7)	Mr. Detillion is our current Chief Financial Officer.

(8)	Includes 1,090,466 shares jointly held with Hoak Public Equities, LP, James M. Hoak and Hoak Private Equities.

(9)	Includes 217,244 shares held indirectly with Ursula Capital Partners; Mr. Englander is the Managing Partner of Ursula Capital Investors.

(10)	Includes 541,117 shares of our common stock issuable upon exercise of options

(11)	Based on the Schedule 13G/A filed with the SEC on February 17, 2009 by Ashford Capital Management, Inc. (“Ashford”), an investment advisor. The Schedule 13G/A reported that Ashford has sole voting and dispositive power with respect to all of these shares. Ashford’s address is P.O. Box 4172, Wilmington, DE 19807.

(12)	Based on the Schedule 13D filed with the SEC on January 15, 2008 and information provided by Hale Hoak to the Company by Hoak Fund Management, LP , Hoak Fund Management, LP, James M. Hoak & Co., James M. Hoak and J. Hale Hoak (collectively, “Hoak”) and Nancy Hoak, spouse of James M. Hoak. The Schedule 13D reported that Hoak has formed a group for the purpose of acquiring our common stock for investment purposes. J. Hale Hoak currently serves on our board of directors and has the sole voting and dispositive power with respect to 20,644 shares of our common stock. J. Hale Hoak also has shared voting and dispositive power with respect to 1,090,466 shares. Nancy Hoak and James M. Hoak have the shared voting and dispositive power with respect to 1,000 shares. Hoak’s address is 500 Crescent Court, Suite 230, Dallas, Texas 75201.

(13)	Based on Schedule 13G/A filed with the SEC on February 27, 2009 by Spencer Capital Management, LLC (“SCM”), an investment management firm and Kenneth H. Shubin Stein, an individual, with shared voting and dispositive powers with respect to all of these shares. The address of SCM and Shubin Stein is 1995 Broadway, Suite 1801, New York, NY 10033.

(14)	Shares are held as group, with shared voting & shared dispositive powers, by Whitney R. Tilson, Glenn H. Tongue, T2 Partners Management, LP, T2 Partners Group, LLC, T2 Partners Management, LLC, T2 Accredit Fund LP, T2 Qualified Fund, LP, Tilson Offshore Fund, Ltd., Tilson Focus Fund. The address of principal office of the group is 145 East 57th Street, Tenth Floor, New York, New York 10022.

(15)	Shares are held as a group, with shared voting and dispositive powers, by Whippoorwill Associates, Shelley F. Greenhaus and Steven K. Gendal.

(16)	Includes 424,561 shares of our common stock underlying our 3.75% series convertible notes due 2027.

INFORMATION CONCERNING
MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Biographical Information

The biographical information for our current executive officers is set forth below:

Arthur Rodney. See “Director Biographical Information.”

Joseph G. McCarthy, age 37, has served as Vice President, Corporate Development since November 2003 and was named General Counsel in January 2007. Prior to joining the Company, Mr. McCarthy served as Vice President of Fletcher Asset Management, a private equity firm based in New York City and as an associate in the corporate practice of Latham & Watkins. Mr. McCarthy received his bachelor of arts from Grinnell College and was graduated with distinction by The University of Iowa College of Law.

Mark Detillion, 47, has served as our chief financial officer since April 1, 2009. For the past eight years Mr. Detillion served as the vice president of finance and chief financial officer for Cruise West in Seattle, WA. Prior to Cruise West Mr. Detillion spent several years as the chief financial officer for Shilo Inns in Portland, OR. He also served as the director of finance for Holland America Lines.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for our former principal executive officer, principal financial officer and the only other person who served as an executive officer on December 31, 2008 (our “named executive officers”):

				Stock	Option	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Total

Joseph J. Ueberroth	2008	$375,000	$0	$570,529	$630,300	$90	$1,575,919
Former Chairman, President and Chief Executive Officer	2007	$375,000	$0	$591,963	$642,975	$26,300	$1,261,238
Joseph G. McCarthy	2008	$175,000	$40,000	$58,267	$111,013	$83	$384,363
Vice President and General Counsel	2007	$175,000	$40,000	$12,093	$80,047	$938	$308,078
Laura L. Tuthill	2008	$200,000	$50,000	$65,697	$112,733	$590	$429,020
Former Chief Financial Officer	2007	$193,333	$50,000	$13,022	$53,748	$965	$311,069

(1)	The amounts shown include salary amounts earned but deferred at the election of the executive officer under our 401(k) Profit-Sharing Plan. See discussion of plan in Note 15 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The amounts shown represent actual bonuses awarded based on subjective determinations in the discretion of the Compensation and Nominating Committee.

(3)	The amounts shown for the year ended December 31, 2008 are the amounts of compensation cost recognized by us in fiscal year 2008 related to the grants of restricted stock in fiscal year 2008 and prior fiscal years, as described in Financial Accounting Standard No. 123R. The amounts shown for the year ended December 31, 2007 are the amounts of compensation cost recognized by us in fiscal year 2007 related to the grants of restricted stock in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standard No. 123R. For a discussion of valuation assumptions used in the calculation of these amounts for the fiscal years ended December 31, 2008 and 2007, see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Notes 1 and 14 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award in 2008 and 2007.

		Number Shares in	2008 Fiscal Year	2007 Fiscal Year
Named Executive Officer	Grant Date	Original Grant	Compensation Cost	Compensation Cost

Mr. Ueberroth	December 15, 2008	250,000	$8,229	$0
	November 12, 2007	50,000	$185,750	$23,219
	August 4, 2006	30,000	$209,550	$209,550
	December 27, 2005	50,000	$167,000	$167,000
	November 19, 2004	50,000	$0	$192,194
Mr. McCarthy	November 7, 2008	100,000	$10,417	$0
	November 12, 2007	11,000	$40,865	$5,108
	August 4, 2006	1,000	$6,985	$6,985
Ms. Tuthill	November 7, 2008	100,000	$10,417	$0
	November 12, 2007	13,000	$48,295	$6,037
	August 4, 2006	1,000	$6,985	$6,985

The restricted shares of our common stock shown as issued in fiscal year 2005 or thereafter in the above table were issued under our 2005 Incentive Award Plan. Fiscal year 2008, fiscal year 2007 and fiscal year 2006 grants vest in one annual installment on the fourth anniversary of the grant date and fiscal year 2005 grants vest in four equal annual installments on each anniversary of the grant date, in each case, subject to continued service with us. The restricted shares of our common stock shown as issued in fiscal year 2004 in the above table were issued under our 1995 Amended and Restated Equity Participation Plan and vest in one annual installment on the third anniversary of the grant date, subject to continued service with us. The holders of our restricted stock are entitled to vote and receive dividends, if issued, on the shares of common stock covered by the restricted stock grant. See discussion of plans in Note 14 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2008 related to the grants of stock options in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standard No. 123R. The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to the grants of stock options in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standard No. 123R. For a discussion of valuation assumptions used in the calculation of these amounts for the fiscal years ended December 31, 2007, 2006, 2005 and 2004, see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 14 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008; except that for purposes of the amounts shown, no forfeitures were assumed to take place. For a discussion of valuation assumptions used in the calculation of this amount for the fiscal year ended December 31, 2003 see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 11 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 9, 2006; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The material terms of the grants for which compensation cost was recognized in 2008 are disclosed in the table titled “Outstanding Equity Awards at Fiscal Year End — 2008” below.

(5)	The amounts shown consist of monies received by the named executive officer from us for our 401(k) matching contribution, dividends paid on restricted stock, company-paid premiums on life insurance programs and other payment, as follows:

		Dividends	401(k) Plan
		Paid on Restricted	Matching	Life Insurance
		Stock	Contributions(a)	Premiums(b)
Named Executive Officer	Year	($)	($)	($)	Total

Mr. Ueberroth	2008	—	—	90	90
	2007	26,000	—	300	26,300
Mr. McCarthy	2008	—	—	83	83
	2007	200	438	300	938
Ms. Tuthill	2008	—	500	90	590
	2007	200	500	265	965

(a)	In 1993, we established a noncontributory profit sharing plan, the assets of which were transferred into a new 401(k) Profit-Sharing Plan in 1996. Employees are eligible to participate in the 401(k) Plan upon six months of service and 21 years of age. Employees may contribute up to 92% of their salary, subject to the maximum contribution allowed by the Internal Revenue Service. Our matching contribution is discretionary based upon approval by management. Matching contributions for our named executive officers are on the same basis as those for our other eligible employees. Employees are 100% vested in their contributions and our matching contributions vest equally over four years, subject to continued service with us. During the year ended December 31, 2008 and 2007, we contributed $71,000 and $11,000, respectively, to the 401(k) Plan.

(b)	We pay 100% of the cost of term life insurance for all eligible employees at varying levels, including our named executive officers. Our named executive officers and our other officers receive life insurance benefits of two times their annual salary up to a maximum of $250,000, as compared with our employees who receive life insurance benefits of $20,000. Amounts shown reflect the cost of the premiums for our named executive officers paid by us.

Employment Agreements and Severance Agreements

Employment Agreement — Joseph J. Ueberroth.

On November 2, 2006, we entered into an employment agreement with Joseph J. Ueberroth, our Chairman, President and Chief Executive Officer, which provides Mr. Ueberroth with certain severance and other benefits upon a termination of his employment by us without cause (as defined below) or by Mr. Ueberroth with or without good reason (as defined below) or upon a change of control of us (as defined below), his death or permanent disability. No other named executive officer has an employment agreement with us.

In the event of termination of Mr. Ueberroth’s employment by us without cause or by Mr. Ueberroth with good reason, we shall pay Mr. Ueberroth the sum of (i) an amount equal to the projected cost of Mr. Ueberroth’s medical insurance under COBRA for the eighteen month period immediately following the termination, and (ii) an amount equal to two times the average annual base salary plus the average annual bonus paid to Mr. Ueberroth for the two full fiscal years immediately preceding termination (the value of annual bonuses includes, in addition to cash amounts, the values ascribed to option and share grants for financial accounting purposes on the dates of grants). In addition to these severance amounts, all unvested stock options and stock grants held by Mr. Ueberroth will immediately vest as of the date of termination. Subject to the terms and conditions of the employment agreement, in the event of termination of Mr. Ueberroth’s employment by Mr. Ueberroth without good reason and upon at least twelve months notice, we shall pay Mr. Ueberroth the sum of (i) an amount equal to the projected cost of Mr. Ueberroth’s medical insurance under COBRA for the eighteen month period immediately following the termination, and (ii) an amount equal to one times the average annual base salary plus the average annual bonus paid to Mr. Ueberroth for the two full fiscal years immediately preceding termination. In the event of a termination of Mr. Ueberroth’s employment by us due to death or disability, all of Mr. Ueberroth’s unvested stock options and stock grants shall fully vest on such date. In addition, in the event of a change of control, all of Mr. Ueberroth’s unvested stock options and stock grants shall fully vest.

“Cause” is generally defined as one of the following: (i) the officer’s conviction by, or entry of a plea of guilty in, a court for a felony or a crime involving moral turpitude, (ii) the officer engages in gross negligence or gross or willful misconduct in the performance of his duties, (iii) after written notice to the officer, the officer repeatedly fails to materially comply with any of our material policies, or (iv) the officer materially breaches a material term of the employment agreement and fails to cure such breach within 30 days after receiving notice thereof from us.

“Good reason” is generally defined as one of the following: (i) withdrawal by us from the officer of any substantial part of his duties or a material change in his reporting lines, (ii) assignment by us to the officer of substantial additional responsibilities that are inconsistent with those being carried out by him, (iii) material reduction of the officer’s responsibility, authority, autonomy, title, compensation, perquisites or other employee benefits, (iv) failure to keep the officer as our Chairman, President and Chief Executive Officer, (v) we materially breach any material term of the employment agreement and fail to cure such breach within 30 days after receiving notice thereof from the officer, (vi) fraud on our part, (vii) discontinuance of the active operation of our business, (vii) a change of control (as defined below), or (viii) relocation of our offices more than 25 miles from Newport Beach, California.

A “change of control” is generally defined as one of the following: (i) the sale or other transfer of all or substantially all of our business or assets, (ii) certain business combinations involving us, (iii) a reorganization or liquidation of us, (iv) the acquisition by any person of beneficial ownership of 40% or more of our common stock (without prior board of directors approval), or (v) a material change of our board of directors.

Severance Agreements — Laura Tuthill and Joseph McCarthy

On February 6, 2009, we entered into a Severance Agreement and General Release of All Claims with each of Ms. Tuthill and Mr. McCarthy. The agreements provide for severance payments payable in accordance with our standard practices and an additional payment to each of Ms. Tuthill and Mr. McCarthy in consideration of their continued service during the period during which we transition our operations to Seattle, Washington.

Outstanding Equity Awards at Fiscal Year End-2008

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2008:

	Option Awards				Stock Awards
	Number of
	Securities
	Underlying	Number of Securities				Market Value of
	Unexercised	Underlying	Option		Number of Shares or	Shares or Units of
	Options	Unexercised Options	Exercise	Option Expiration	Units of Stock That	Stock That Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Have Not Vested	Vested(2)

Joseph J. Ueberroth	24,117	0	$10.36	8/3/2011
	200,000	0	$12.25	10/7/2013
	50,000	0	$12.58	11/19/2014
	37,500	12,500	$13.76	11/2/2015
	10,000	10,000	$17.97	4/6/2016
	40,000	40,000	$27.94	8/4/2016
	30,000	90,000	$14.86	11/12/2017
					342,500(3)	$222,625
Joseph G. McCarthy	15,000	0	$13.08	11/7/2013
	10,000	0	$12.58	11/19/2014
	7,500	2,500	$13.76	11/2/2015
	2,500	2,500	$17.97	4/6/2016
	2,500	2,500	$27.94	8/4/2016
	8,750	26,250	$14.86	11/12/2017
					112,000(4)	$72,800
Laura L. Tuthill	5,000	0	$8.81	11/8/2012
	5,000	0	$12.79	2/2/2014
	10,000	0	$12.58	11/19/2014
	3,750	1,250	$13.76	11/2/2015
	500	500	$17.97	4/6/2016
	2,500	2,500	$27.94	8/4/2016
	11,250	33,750	$14.86	11/12/2017
					114,000(5)	$74,100

(1)	These options vest in equal annual installments over a four-year period on each anniversary of the grant date, subject to continued service with us, and have a ten-year term. The following table shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates:

Option Awards Vesting Schedule

Expiration
Date	Grant Date	Vesting Schedule

10/7/2013	10/7/2003	Options vest in four equal annual installments on 10/7/2004, 10/7/2005, 10/7/2006 and 10/7/2007, subject to continued service with us.
11/7/2013	11/7/2003	Options vest in four equal annual installments on 11/7/2004, 11/7/2005, 11/7/2006 and 11/7/2007, subject to continued service with us.
2/2/2014	2/2/2004	Options vest in four equal annual installments on 2/2/2005, 2/2/2006, 2/2/2007 and 2/2/2008, subject to continued service with us.
11/19/2014	11/19/2004	Options vest in four equal annual installments on 11/19/2005, 11/19/2006, 11/19/2007 and 11/19/2008, subject to continued service with us.
11/2/2015	11/2/2005	Options vest in four equal annual installments on 11/2/2006, 11/2/2007, 11/2/2008 and 11/2/2009, subject to continued service with us.
12/27/2015	12/27/2005	Options vest in four equal annual installments on 12/27/2006, 12/27/2007, 12/27/2008 and 12/27/2009, subject to continued service with us.
4/6/2016	4/6/2006	Options vest in four equal annual installments on 4/6/2007, 4/6/2008, 4/6/2009 and 4/6/2010, subject to continued service with us.
8/4/2016	8/4/2006	Options vest in four equal annual installments on 8/4/2007, 8/4/2008, 8/4/2009 and 8/4/2010, subject to continued service with us.
11/12/2017	11/12/2007	Options vest in four equal annual installments on 11/12/2008, 11/12/2009, 11/12/2010 and 11/12/2011, subject to continued service with us.

(2)	Represents the closing price of a share of our common stock on December 31, 2008 of $.65 multiplied by the number of shares or units that have not vested.

(3)	Represents 50,000 shares of restricted stock that with a vesting date of November 12, 2011; 30,000 shares of restricted stock with a vesting date of August 4, 2010; 12,500 shares of restricted stock with a vesting date of December 27, 2009 and 250,000 shares with a vesting date of December 12, 2009.

(4)	Represents 1,000 shares of restricted stock that vest in full on August 4, 2010; 11,000 shares of restricted stock that vest in full on November 12, 2011 and 100,000 shares that vest in full on November 7, 2010.

(5)	Represents 1,000 shares of restricted stock with a vesting date of August 4, 2010; 13,000 shares of restricted stock with a vesting date of November 12, 2011 and 100,000 shares with a vesting date of November 7, 2010.

Director Compensation

Our compensation program for non-employee directors is designed to align the directors’ interests with the long-term interests of our stockholders and to fairly compensate our directors for the work that is required. Each of our non-employee directors receives an annual retainer and an additional fee for attendance at board meetings, which amounts are determined each year by our Compensation and Nominating Committee. We do not pay additional cash compensation to our directors for their services on committees of the board. However, we reimburse all directors for out-of-pocket expenses incurred in connection with their attendance at board and committee meetings. We also periodically award restricted stock or options to purchase our common stock to our directors.

Our employee directors, including our former President and Chief Executive Officer, Joseph Ueberroth, are not compensated for their service on our board of directors.

Director Compensation Table-2008

The table below summarizes the compensation received by our non-employee directors, who served on our board of directors during the year ended December 31, 2008, for the year ended December 31, 2008.

	Fees Earned
	or Paid in	Option
Director	Cash(1)	Awards(3)(5)	Total

Bren, Brigitte M***	$20,000	$0	$20,000
Easton, James L***	20,500	31,427	51,927
Englander, Daniel J.*	0	0	0
Hoak, J. Hale*	0	0	0
Johnson, Rafer L.	19,500	13,400	32,900
Luebbers, Kevin M.**	15,500	34,096	49,596
Mosier, Robert P***	20,500	0	20,500
Rodney, Arthur A.*****	15,000	0	15,000
Symington, J. Fife IV****	20,500	14,625	35,125
Ueberroth, Peter V(2).**	16,000	0	16,000
Whilden, Richard***	20,500	31,427	51,927

*	Appointed to the board of directors effective November 12, 2008

**	Resigned from the board of directors effective September 19, 2008

***	Resigned from the board of directors effective November 12, 2008

****	Resigned from the board of directors effective March 18, 2009

*****	Appointed to the board of directors effective April 8, 2008

(1)	In 2008, each non-employee director, with the exception of Peter V. Ueberroth, earned an annual retainer of $18,000 plus $500 per board of directors meeting attended. Our committee members and committee chairpersons do not receive any additional fees for serving on their committees. In addition, each director is reimbursed for certain out-of-pocket expenses incurred in connection with attendance at our board of directors and committee meetings.

(2)	During 2008, Peter V. Ueberroth received a monthly retainer of $8,000 in each of January and February.

(3)	There were no grants of stock options to non-employee directors during fiscal year 2008. The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2008 in accordance with Financial Accounting Standard No. 123R. The amounts recognized relate to grants of stock options in fiscal year 2005. For a discussion of valuation assumptions used in the calculation of these amounts see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Notes 1 and 14 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, except that, for purposes of the amounts shown, no forfeitures were assumed to take place. However, amounts may include additional compensation expense attributable to actual forfeitures.

(5)	The table below shows the aggregate numbers of option awards outstanding for each non-employee director, who served during the year ended December 31, 2008, as of December 31, 2008. Option awards consist of exercisable and unexercisable options, except as indicated, and stock awards consist of fully vested shares of restricted stock.

Director	Aggregate Stock Awards*	Aggregate Option Awards

Bren, Brigitte M.	1,000	22,117	*
Easton, James L.	1,000	5,000
Johnson, Rafer L.	1,000	10,000
Luebbers, Kevin M.	1,000	—
Symington, J. Fife IV	1,000	10,000
Ueberroth, Peter V.	1,000	90,000	*
Whilden, Richard D.C.	1,000	5,000

* Fully vested

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights under all of our existing equity compensation plans. Our existing equity compensation plans include our Amended and Restated 1995 Equity Participation Plan and our Amended and Restated 2005 Incentive Award Plan.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted Average Exercise	Future Issuance Under
	Exercise of Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants and Rights	Options,	(Excluding Securities
Plan Category	(a)	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,604,293(1)	$8.99	338,735(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,604,293	$8.99	338,735

(1)	Represents outstanding options and restricted stock to be issued upon exercise and/or vesting under our Amended and Restated 1995 Equity Participation Plan and our Amended and Restated 2005 Incentive Award Plan.

(2)	Represents securities remaining available for issuance under our Amended and Restated 1995 Equity Participation Plan and our Amended and Restated 2005 Incentive Award Plan.

AUDIT COMMITTEE

Report of Audit Committee

Following is the report of the Audit Committee with respect to Ambassadors’ audited financial statements for the fiscal year ending December 31, 2008, and the related consolidated balance sheets, statements of operations, stockholders’ equity and cash flows and the notes thereto.

During the year 2008, at each of its meetings, the Audit Committee met with the senior members of Ambassadors’ financial management team and the independent auditors. The Audit Committee’s agenda is established by the Chairman of the Audit Committee and our Chief Financial Officer. During the year, the Audit Committee had private sessions with Ambassadors’ independent auditors at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee reviewed with Ambassadors’ financial management team and the independent auditors overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of our internal controls, and the quality of our financial reporting.

The Audit Committee has reviewed with management the audited financial statements for the year ended December 31, 2008 in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that our audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discusses their responses to, concerns that the Audit Committee believes are particularly relevant to its oversight. These concerns include:

•	The presence of any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements.

•	Based on the independent auditors’ experience and their knowledge of Ambassadors, whether the financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Based on the independent auditors’ experience and their knowledge of Ambassadors, whether our implemented internal controls and internal audit procedures are appropriate for Ambassadors.

The Audit Committee believes that by focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent auditors all other matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee received and discussed with the independent auditors their annual written report on their independence from Ambassadors and Ambassadors’ management, which is made under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered with the independent auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to us during 2006 was compatible with the independent auditors’ independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee necessarily relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements with generally accepted accounting principles in the United States.

In reliance on these reviews and discussions, the Audit Committee has recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in Ambassadors’ Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

J. Hale Hoak, Chairman
Daniel Englander
Rafer Johnson

Audit Committee’s Pre-Approval Policy

During fiscal year 2008, the Audit Committee of our board of directors approved policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent auditor and for the prohibition of certain services from being provided by the independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to us by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to us by the independent auditor. The chairman must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting.

Independent Registered Public Accountants

The company is currently evaluating its options and has not selected an independent registered public accountant to audit its financial statements for the fiscal year ending December 31, 2009. Ernst & Young LLP acted as our principal accountant for the fiscal year ended December 31, 2008.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions at the meeting.

Fees Paid to the Independent Registered Public Accountants

The following sets forth the aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years 2008 and 2007, and fees billed for other services provided by Ernst & Young LLP for fiscal years 2008 and 2007.

Audit Fees

Fees for audit services totaled approximately $516,000 in 2008 and $1.1 million in 2007, including fees associated with the annual audit and the audit of internal control over financial reporting in 2008 and 2007, the reviews of our quarterly reports on Form 10-Q, audits of acquired entities and required statutory audits.

Audit Related Fees

In 2008 and 2007, audit related fees totaled approximately $0 and $86,000, respectively. Audit related services include statutory audits of foreign entities and debt compliance audits.

Tax Fees

Fees for tax services, including tax compliance and tax advisory services totaled approximately $2,000 in 2008 and $84,000 in 2007.

All Other Fees

In 2008 and 2007, we did not incur any other fees.

All services provided by our independent auditor in 2008 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the executive officers and directors and persons who beneficially own more than 10% of a class of securities registered under Section 12(g) the Exchange Act to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors, and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely upon our review of such forms furnished to us during the fiscal year ended December 31, 2008, and written representations from certain reporting persons, we believe that during 2008, all filing requirements applicable to our executive officers, directors and more than 10% stockholders have been complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under SEC rules, we are required to disclose material transactions with us in which “related persons” have a direct or indirect material interest. Related persons include any director, nominee for director, or executive officer of us, a 5% or greater stockholder and any immediate family members of such persons. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Our board of directors has adopted a written policy that requires the Audit Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of our board of directors, management is required to present to the Audit Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Audit Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of us and our stockholders; and (2) the transaction must be entered into by us on terms that are comparable to those that would be obtained in an arm’s length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to our board of directors’ first calendar year meeting, management is required to present such transactions to the Audit Committee, or any special committee delegated to by our board of directors, for approval or ratification at a subsequent meeting of our board of directors.

There were no related party transactions in 2008.

OTHER MATTERS

Communications with the Board

Any stockholder may communicate with our board of directors and its committees. Our board of directors has established the following system to receive, track and respond to communications from stockholders addressed to our board of directors and its committees and members.

Any stockholder may address his or her communication to our board of directors, a committee of our board of directors, or an individual member of our board of directors and send the communication addressed to the recipient group or individual, care of Ambassadors International, Inc., Corporate Secretary, 1071 Camelback Street, Newport Beach, California 92660. The Corporate Secretary will review all communications and deliver the communications to the appropriate party in the Corporate Secretary’s discretion. The Corporate Secretary may take additional action or respond to communications in accordance with instructions from the recipient of the communication.

Stockholder Proposals for the 2010 Annual Meeting

In the event that a stockholder desires to have a proposal considered for presentation at the 2010 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than December 31, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

We expect to hold our 2010 annual meeting of stockholders on or about May 31, 2010. Our Bylaws provide that if a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2009 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal not less than 50 days nor more than 75 days prior to the meeting. The notice must comply with our Bylaws. Notices should be directed to the attention of the Corporate Secretary, Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Annual Report on Form 10-K; Incorporation by Reference

Our Annual Report on Form 10-K is included with your proxy statement and will be available without charge on our website, www.ambassadors.com/investor, as soon as reasonably practicable after it is filed electronically with the SEC. We are providing the address to our Internet site solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website into this report. In addition to the website, a copy of our Annual Report on Form 10-K as filed with the SEC is available upon written request and without charge to stockholders by writing to our Corporate Secretary at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, which might incorporate future filings made by us under those statutes, the Compensation and Nominating Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such report by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors
Corporate Secretary

Newport Beach, California
April 30, 2009

PROXY
AMBASSADORS INTERNATIONAL, INC
1071 CAMELBACK STREET
NEWPORT BEACH, CALIFORNIA 92660
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement, and appoints Arthur Rodney and Mark Detillion and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Ambassadors International, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 23, 2009, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held on June 9, 2009, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.
     This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals, subject to the rules regarding discretionary broker voting, if no specification is made.
(PLEASE DATE AND SIGN ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals if no specification is made.
Please
Mark Here
for Address	☐
Change or
Comments
SEE REVERSE SIDE

Please mark your votes as in this example.	☑

1.	To elect one (1) Class II director to hold office for a three-year term and until their respective successors are elected and qualified.

Term expiring in 2012	VOTE FOR	VOTE WITHHELD
01 Daniel J. Englander	all nominees listed to the left	for all nominees
	(except as marked to the contrary below)	☐
☐

To withhold authority for any individual nominee, write that nominee’s name in the space provided below:

2.	To effect a reverse stock split and reduce the number of authorized shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.				I will attend in person ☐
RSVP We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)

Signature	Signature if held jointly	Date	, 2009
Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

é FOLD AND DETACH HERE é